Exhibit 4.6

WARRANT AGREEMENT

This agreement is made as of March 14, 2018 (this “Agreement”), by and between Bioceres Crop Solutions Corp. (f/k/a “Union Acquisition Corp.,” referred to herein as “UAC”), a Cayman Islands exempted company, (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street, 30th Floor, New York, New York 10004 (“Warrant Agent”).

WHEREAS, UAC, Joseph J. Schena, in his capacity as a representative of the shareholders of UAC, and Bioceres, Inc. (“Bioceres”) entered into that certain Share Exchange Agreement, dated as of November 8, 2018, as may be amended from time to time (the “Exchange Agreement”), whereby the parties agreed to enter into a business combination transaction (the “Business Combination”);

WHEREAS, prior to the consummation of the Business Combination, Bioceres converted into a Delaware limited liability company, Bioceres LLC (“Bioceres LLC”), as part of a corporate reorganization of Bioceres;

WHEREAS, pursuant to the terms and conditions of the Exchange Agreement and as part of the consideration payable by UAC to Bioceres LLC in the Business Combination, UAC agreed to issue to Bioceres 7,500,000 warrants (the “Warrants”) on the terms and conditions set forth herein, where each Warrant entitles the holder thereof to purchase one ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), to be issued in three (3) tranches: (i) 2,500,000 warrants having a strike price of $11.50 per share (“Tranche 1 Warrants”), (ii)  2,500,000 warrants having a strike price of $15.00 (“Tranche 2 Warrants”), and (iii) 2,500,000 warrants having a strike price of $18.00 (“Tranche 3 Warrants”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4, No. 333-228997 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                                      Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.                                      Warrants.

2.1.    Form of Warrant. Each Warrant may be issued in registered form in the form of Exhibit A hereto, the provisions of which, to the extent applicable, shall be incorporated herein by reference, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and the Treasurer, Secretary, or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.    Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the board of directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3.    Effect of Countersignature. Except with respect to uncertificated Warrants as described in Section 2.2 above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4.         Registration.

2.4.1.                  Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2.                  Registered Holder. Prior to and until due presentment for registration of transfer of any Warrant pursuant to Section 5, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.                                      Terms and Exercise of Warrants

3.1.    Warrant Price. Each Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder to purchase from the Company one Ordinary Share, at the price of $11.50 per share for the Tranche 1 Warrants, $15.00 per share for the Tranche 2 Warrants, and $18.00 per share for the Tranche 3 Warrants, subject to the adjustments provided in this Section 3.1 and Section 4 (the “Warrant Price”)..

3.2.    Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”): (a) commencing (i) if and when the price of the Company’s Ordinary Shares is above $15.00 for any twenty (20) trading days within any thirty (30) trading day period for the Tranche 1 Warrants, (ii) upon their issuance at the consummation of the Business Combination for the Tranche 2 Warrants, (iii) upon their issuance at the consummation of the Business Combination for the Tranche 3 Warrants, and (b) terminating (the “Expiration Date”) at 5:00 p.m., New York City time on the date that is five (5) years from the consummation of a Business Combination; provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 6.4 below. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of such extension to Registered Holders of the Warrants, and provided further that any such extension shall be applied consistently to all Registered Holders.

3.3.    Exercise of Warrants.

3.3.1.                  Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised on a cashless basis by the Registered Holder by surrendering it at the office of the Warrant Agent (or at the office of its successor as Warrant Agent) in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by surrendering such Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is higher than the exercise price. Solely for purposes of this Section 3.3.1, the “Fair Market Value” shall mean the average reported last sale price of the Ordinary Shares for the five (5) trading days ending on the day prior to the date of exercise.

3.3.2.                  Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of Ordinary Shares to which he, she, or it is entitled, registered in such name or names as may be directed by him, her, or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Act with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 6.4. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In no event will the Company be required to net cash settle the Warrant exercise. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

3.3.3.                  Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.                  Date of Issuance. Each person in whose name any certificate for Ordinary Shares is issued pursuant to Section 3.3.2 shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

4.              Adjustments.

4.1.    Stock Dividends; Split Ups. If after the date hereof, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split up of the Ordinary Shares, or other similar event, then, on the effective date of such event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

4.2.    Aggregation of Shares. If after the date hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split, reclassification of the Ordinary Shares, or other similar event, then, on the effective date of such event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3.         Extraordinary Dividends.

4.3.1.                  If the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities, or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of the Company’s capital stock into which the Warrants are convertible), other than: (a) as described in subsection 4.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend.

4.3.2.                  For purposes of this subsection 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Ordinary Shares issuable on exercise of each Warrant) does not exceed $0.50.

4.3.3.                  Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25, which is the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4.    Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.5.    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1, 4.2, or 4.3 hereof or that solely affects the par value of such Ordinary Shares), or any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her, or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in the Ordinary Shares covered by Sections 4.1, 4.2, or 4.3, then such adjustment shall be made pursuant to such Section and pursuant to this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers, consolidations, sales, or other transfers.

4.6.    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice of the occurrence of such event to each Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7.    No Fractional Warrants or Shares. No fractional Warrants will be issued hereunder. Additionally, notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the Ordinary Shares to be issued to the Warrant holder.

4.8.    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9.    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to avoid an adverse impact on the Warrants and effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking, or other appraisal firm of recognized national standing, which shall give its opinion as to whether any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.              Transfer and Exchange of Warrants.

5.1.    Registration of Transfer. From time to time, a Registered Holder may submit to the Warrant Agent a written request for exchange or transfer of a Warrant, together with the surrender of the Warrant, properly endorsed with signatures, properly guaranteed, and accompanied by appropriate instructions for transfer. Thereupon, the Warrant Agent shall register the transfer upon the Warrant Register, shall issue a new Warrant representing an equal aggregate number of Warrants, and shall cancel the old Warrant. However, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant or issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. The Warrant Agent shall deliver cancelled Warrants to the Company from time to time upon request.

5.2.    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

5.3.    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.4.    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.              Other Provisions Relating to Rights of Holders of Warrants.

6.1.    No Rights as Shareholder. A Warrant does not entitle the Registered Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights, to vote, to consent, or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6.2.    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3.    Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued and issuable pursuant to this Agreement.

6.4.         Registration of Ordinary Shares.

6.4.1.                  The Company agrees that as soon as practicable after the closing of its initial Business Combination it shall use its best efforts to file with the SEC a post-effective amendment to the

Registration Statement, or a new registration statement, for the registration under the Act of the Ordinary Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where the Registered Holders of the Warrants then reside, the Ordinary Shares issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement.

6.4.2.                  If any such post-effective amendment or registration statement has not been declared effective by the ninety (90)-day anniversary following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the ninety-first day after the closing of the Business Combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants in accordance with Section 3.3.1. The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the issuance of Ordinary Shares upon exercise of the Warrants on a cashless basis in accordance with this Section 6.4 is not required to be registered under the Act and (ii) the Ordinary Shares issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under Section 6.4.1.

7.              Concerning the Warrant Agent and Other Matters.

7.1.    Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2.         Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1.                  Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant

Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2.                  Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent, the Registered Holders, and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

7.2.3.                  Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3.         Fees and Expenses of Warrant Agent.

7.3.1.                  Remuneration. The Company agrees to pay the Warrant Agent the fees set forth on Exhibit B for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2.                  Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4.         Liability of Warrant Agent.

7.4.1.                  Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2.                  Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs, and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

7.4.3.                  Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 or for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any

Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

7.5.    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Warrants.

7.6.    Trust Account Waiver. The Warrant Agent hereby waives any right of set-off or any other right, title, interest, or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment, or satisfaction for any Claim against the Trust Account for any reason whatsoever.

8.              Miscellaneous Provisions.

8.1.    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2.    Notices. Any notice, statement, or demand authorized by this Warrant Agreement to be given or made shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed, until another address is filed in writing), as follows:

To the Company:

Bioceres Crop Solutions Corp.
Ocampo 210 bis
Predio CCT, Rosario, Sta. Fe, ARG.
Attn: Gloria Montaron Estrada, General Counsel

To the Warrant Agent:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Compliance Department

with a copy in each case to:

Linklaters LLP
1345 Avenue of the Americas
New York, New York 10105
Attn: Matthew Poulter, Esq.

8.3.    Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties agree that any action, proceeding, or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and each irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the parties may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the parties in any action, proceeding, or claim.

8.4.    Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon or give to any person or corporation other than: (a) the parties hereto, and (b) the Registered Holders of the Warrants. The Registered Holders of the Warrants shall be deemed to be third party beneficiaries of this Warrant Agreement. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the intended third party beneficiaries hereof) and their successors and assigns.

8.5.    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6.    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7.    Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8.    Amendments. This Agreement may be amended by the parties hereto without the written consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting, or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of a majority of the then -outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the written consent of the Registered Holders.

8.9.    Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BIOCERES CROP SOLUTIONS CORP.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Ana Gois
Name: Ana Gois
Title: Vice President

[Signature Page to Warrant Agreement]

Exhibit A

Form of Warrant

Exhibit B

Review and Set Up Fee: $3500.00

Monthly Fee: $200.00

Exercise Fee: $30.00 per